EXHIBIT 99.2

GANDER MOUNTAIN COMPANY

2002 Stock Option Plan

(Amendment No. 1)

1.                                       The last sentence of paragraph 5(c)(i) of the Gander Mountain Company 2002 Stock Option Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following:

“The determination of the Appraised Value Per Common Share for the purposes of this paragraph 5(c)(i) will be made annually on the first business day following the last day of each fiscal year of the Company, commencing with the Company’s fiscal year ending January 31, 2004 and continuing until the determination of Appraised Value Per Common Share is no longer relevant under this Plan.”

2.                                       The definition of “Appraised Value Per Common Share” in paragraph 5(c)(iii) of the Plan is hereby deleted in its entirety and replaced with the following:

“Appraised Value Per Common Share” at a specified date shall mean the greater of (i) the average of the closing or last sale price of a Share on the five trading days immediately preceding such date, on the Composite Tape for New York Stock Exchange listed shares or, if Shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if Shares are not included in the Nasdaq National Market or any similar system then in use, on the Nasdaq SmallCap Market or any similar system then in use, and (ii) the closing or last sale price of a Share on the trading day immediately preceding such date, on the Composite Tape for New York Stock Exchange listed shares or, if Shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if Shares are not included in the Nasdaq National Market or any similar system then in use, on the Nasdaq SmallCap Market or any similar system then in use; provided that if the Shares in question are not quoted on any such system, Appraised Value Per Common Share shall be the Fair Market Value of a Share on the specified date.  Notwithstanding anything stated in this paragraph, if the applicable securities exchange or system has closed for the day by the time the determination is being made, all references in this paragraph to the five trading days, or the trading day, immediately preceding such date shall be deemed to include the date of determination as one of the five trading days, or as the trading day, immediately preceding such date, as applicable.

3.                                       The definitions of “Option Security” and “Convertible Security” in paragraph 5(c)(iii) of the Plan are hereby deleted in their entirety.